Exhibit 99.1

LIMITED BRANDS REPORTS FIRST QUARTER 2009 EARNINGS

— PROVIDES SECOND QUARTER AND UPDATES FULL

YEAR 2009 EARNINGS GUIDANCE —

Columbus, Ohio, May 20, 2009 — Limited Brands, Inc. (NYSE: LTD) today reported 2009 first quarter results.

First Quarter Results

Earnings per share for the first quarter ended May 2, 2009, were $0.01 compared to adjusted earnings per share of $0.11 for the quarter ended May 3, 2008, which exclude certain significant items in 2008 as detailed below. First quarter operating income was $65.2 million compared to adjusted operating income of $100.4 million last year, and net income was $2.6 million compared to adjusted net income of $36.4 million last year.

Including the 2008 significant items detailed below, 2008 reported first quarter earnings per share were $0.28, operating income was $209.4 million, and net income was $97.8 million.

The 2008 results contain certain significant items totaling $0.18 per share. These items include:

•	A pre-tax gain of $128 million ($81 million after-tax), or $0.24 per share, related to the sale of a non-core joint venture; and

•	A pre-tax charge of $19 million ($19.6 million after-tax), or $0.06 per share, related to the impairment of the investment carrying value of another non-core joint venture.

Comparable store sales for the first quarter decreased 7 percent, and net sales were $1.725 billion compared to $1.925 billion last year.

At the conclusion of this press release is a reconciliation of reported to adjusted results, including a description of the significant items.

2009 Outlook

The company stated that it expects 2009 second quarter earnings per share to be $0.11 to $0.16 compared to adjusted earnings per share of $0.27 per share last year.

For 2009, the company expects earnings per share of $0.67 to $0.87.

Earnings Call Information

Limited Brands will conduct its first quarter earnings call at 9 a.m. Eastern time on Thursday, May 21. To listen, call 1-866-583-6618 (international dial-in number: 1-937-200-3978). For an audio replay, call 1-866-NEWS-LTD (international replay number: 1-706-902-3452) or log onto www.Limitedbrands.com. Additional first quarter financial information is also available at www.Limitedbrands.com.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, C.O. Bigelow, La Senza, White Barn Candle Co. and Henri Bendel, presently operates 3,008 specialty stores. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the First quarter earnings call involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the First quarter earnings call:

•	general economic conditions, consumer confidence and consumer spending patterns;

•	the global economic crisis and its impact on our suppliers, customers and other counterparties;

•	the impact of the global economic crisis on our liquidity and capital resources;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	the seasonality of our business;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to expand into international markets;

•	independent licensees;

•	our direct channel business including our new distribution center;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names and trademarks;

•	market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities or the prospect of these events;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•

consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	our reliance on foreign sources of production, including risks related to:

•	political instability;

•	duties, taxes, other charges on imports;

•	legal and regulatory matters;

•	volatility in currency and exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and related pricing impacts; and

•	the disruption of imports by labor disputes;

•	the possible inability of our manufacturers to deliver products in a timely manner or meet quality standards;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	self-insured risks;

•	our ability to implement and sustain information technology systems;

•	our failure to comply with regulatory requirements; and

•	legal matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the First quarter earnings call to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2008 Annual Report on Form 10-K.

For further information, please contact:

Limited Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THIRTEEN WEEKS ENDED MAY 2, 2009 AND MAY 3, 2008

(Unaudited)

(In thousands except per share amounts)

	2009	2008
	Reported	Reported	Adjustments	Adjusted
Net Sales	$1,725,237	$1,925,081	$—	$1,925,081
Cost of Goods Sold, Buying & Occupancy	(1,176,881)	(1,283,963)	—	(1,283,963)

Gross Profit	548,356	641,118	—	641,118
General, Administrative and Store Operating Expenses	(483,144)	(540,681)	—	(540,681)
Net Gain on Joint Ventures	—	108,962	(108,962)	—

Operating Income	65,212	209,399	(108,962)	100,437
Interest Expense	(61,698)	(45,021)	—	(45,021)
Interest Income	696	5,553	—	5,553
Other (Expense) Income	(977)	4,583	—	4,583

Income Before Income Taxes	3,233	174,514	(108,962)	65,552
Provision for Income Taxes	632	77,732	(47,580)	30,152

Net Income	2,601	96,782	(61,382)	35,400
Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	(999)	—	(999)

Net Income Attributable to Limited Brands, Inc.	$2,601	$97,781	$(61,382)	$36,399

Net Income Per Diluted Share	$0.01	$0.28		$0.11

Weighted Average Shares Outstanding	323,285	344,147		344,147